Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Announces Third-Quarter Financial Results: Revenue Beats Consensus on Solid Domestic - and Record-Breaking International Performance

Company had record setting profits in both Atlantic and Pacific regions

Pre-tax income increased 29% y-o-y; on an adjusted basis1 increased 37%

Delivered strong operational performance, with September being best on-time performance of the year

Increasingly powerful segmentation strategy proving to be a competitive advantage

CHICAGO, Oct. 17, 2023 – United Airlines (UAL) today reported third-quarter 2023 financial results. The company reported quarterly pre-tax income of $1.5 billion, pre-tax margin of 10.3 % and diluted earnings per share of $3.42 and; on an adjusted1 basis, pre-tax income of $1.6 billion, pre-tax margin of 10.8% and diluted earnings per share of $3.65.
Total third-quarter top line revenue was up 12.5% year-over-year, a record revenue quarter and near the high end of guidance. United experienced a strong and steady domestic demand environment in the quarter, with 9% revenue growth year-over-year, outpacing second quarter results. The company saw strength in close-in bookings in August and September with both months well ahead of year-over-year demand.
In the international space, profits were at record highs in both the Atlantic and Pacific regions. Revenue in the Atlantic region was up 15% versus the same quarter in 2022, and 70% versus the same quarter in 2019. Pacific revenue exceeded third-quarter 2019 levels despite capacity remaining 24% below third-quarter 2019. Domestic revenues in the quarter were second highest all-time and the domestic system remains solidly profitable.
The company has built a winning strategy around giving customers choice when it comes to the level of service they want. Demand for premium products remains high, with great success in the premium economy cabin where revenue has outpaced capacity growth since its introduction in 2019. In total, revenue from premium products was up 20% year-over-year in the quarter and accounts for more than half of all passenger revenue. Basic Economy has also provided another popular option for customers and has been a great competitive offering with revenue for that product in the quarter up 50% year-over-year.
United continues to see the benefits of having an award winning airline loyalty program. The third quarter showed a continued multi-year new MileagePlus® member trend, setting a record for third quarter enrollments and nearly doubling the number of new members versus the third quarter just five years ago. Spending across the
1 For additional information about the non-GAAP measures used in this press release, see "Non-GAAP Financial Information" below.

United Airlines Announces Third-Quarter Financial Results
U.S. card portfolio year-to-date is up double-digits over the first three quarters of 2022 and this third quarter saw more miles redeemed across the program than any third quarter in history for award travel.
"Thank you to our extraordinary United team who delivered a record-setting operational performance for our customers in August and September," said United Airlines CEO Scott Kirby. “Our strategy to diversify our revenue streams, capitalize on growth opportunities and constantly innovate to enhance our products for our customers is paying off. Our United Next strategy is working and we remain on track to hit our financial targets."

United Airlines Announces Third-Quarter Financial Results
Third-Quarter Financial Results
•Capacity up 15.7% compared to third-quarter 2022.
•Total operating revenue of $14.5 billion, up 12.5% compared to third-quarter 2022.
•TRASM down 2.8% compared to third-quarter 2022.
•CASM down 3.6%, and CASM-ex1 up 2.6%, compared to third-quarter 2022.
•Pre-tax income of $1.5 billion, with a pre-tax margin of 10.3%; adjusted pre-tax income1 of $1.6 billion, with an adjusted pre-tax margin1 of 10.8%.
•Net income of $1.1 billion, adjusted net income1 of $1.2 billion.
•Diluted earnings per share of $3.42, adjusted diluted earnings per share1 of $3.65.
•Average fuel price per gallon of $2.95.
•Trailing twelve months adjusted net debt1 to adjusted EBITDAR1 of 2.5x.
Key Highlights
•United pilots, represented by the Air Line Pilots Association International (ALPA), ratified a new four-year contract with the company.
•Announced promotions of Michael Leskinen to Executive Vice President and Chief Financial Officer, Josh Earnest to Executive Vice President of Communications and Advertising, and Terri Fariello to Executive Vice President of Government Affairs and Global Public Policy.
•Introduced a new United First® seat that includes a wireless charging station in every arm rest and 13-inch seatback screens for domestic aircraft.
•Opened two new United Club℠ locations in Denver, including the airline’s largest club – a 35,000 sq. ft. club with a modern take on the United Club experience.
•Announced the United Airlines Ventures Sustainable Flight Fund℠ increased its investment power to nearly $200 million and added eight new corporate partners, five months after its initial launch.
•Launched the industry-leading United Military Pilot Program giving full-time, active-duty U.S. military pilots access to conditional job offers as a First Officer with the airline.

Customer Experience
•Became the first U.S. airline to add braille to aircraft interiors.
•Onboarded new amenity kits for premium passengers in international, transcontinental, and Hawaii markets. In addition, introduced upgraded Saks Fifth Avenue bedding for United Polaris customers.
•Was awarded the World’s Best Airline App by the World Aviation Festival for the airline's industry leading capabilities on making the day of travel easier.
•Named Favorite International Airline for the fourth year in a row and Favorite Frequent-Flyer Program for our MileagePlus program for the sixth year in a row by Trazee Travel.
•Partnered with Sesame Workshop, the nonprofit educational organization behind Sesame Street, to create a brand-new Children’s Travel Kit.

United Airlines Announces Third-Quarter Financial Results

Operations
•Set the company’s record for the highest daily average of revenue passengers ever carried in a quarter at more than 482,000 passengers.
•Achieved the most ever quarterly mainline (2,621) and widebody (324) daily departures in United’s history.
•United Express achieved 30 days of 100% completion – the highest number ever for any quarter in history.
•Held the second highest third quarter seat factor in history behind third-quarter 2022.

Network
•Flew over 436 domestic markets on mainline aircraft this quarter – up from 367 in the third quarter of 2019.
•Made significant growth in the Denver market, reaching the most mainline departures in over 20 years at 300 daily departures, a 10% year-over-year seat capacity growth for the quarter, and daily departure increases on over 20 routes year-over-year.
•Announced a major international expansion to Asia, including the first nonstop service from the continental U.S. to Manila by a U.S. airline and the introduction of daily flights from the continental U.S. to Hong Kong and Tokyo-Narita, and a second daily flight to Taipei.
•Announced United’s return to Beijing with daily nonstop service from San Francisco.
•Introduced 127 new, nonstop flights to select cities this fall to help college football fans travel to games.

Communities
•Announced an investment in Electric Power Systems, a company producing battery technology that can potentially be used for a broad suite of aerospace applications.
•Transported more than 110,000 lbs. of relief supplies in support of Maui Disaster Relief efforts. Through Miles on a Mission, United and MileagePlus members donated 55 million miles to relief efforts in Maui.
•Hosted over 100 volunteer events for United’s 3rd Annual September of Service with more than 2,200 United employees volunteering more than 7,300 hours – the equivalent of over $232,000 in impact served. Throughout the month, United employees packed 304,000 meals, upcycled 12,000 amenity kits, collected nearly 350 lbs. of trash, and installed 6.24 kW of solar energy in communities across the globe.
•In partnership with DonorsChoose.org – pledged $1.25 million in support of aviation and STEM projects in classrooms across our seven hub markets and more.
•Partnered with Sesame Workshop during National Preparedness Month to reach children in need around the world, matching up to one million miles raised for the global impact nonprofit behind Sesame Street.

United Airlines Announces Third-Quarter Financial Results
Earnings Call
UAL will hold a conference call to discuss third-quarter 2023 financial results, as well as its financial and operational outlook for fourth-quarter 2023 and beyond, on Wednesday, Oct. 18, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.

Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including providing an update of full year 2023 financial targets, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With U.S. hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world as measured by available seat miles. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance, reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, market position, capacity, fleet, announced routes (which may be subject to government approval), product development, ESG related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or

United Airlines Announces Third-Quarter Financial Results
uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into less favorable aircraft orders, as well as any inability to accept or integrate new aircraft into our fleet as planned; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; the adverse impacts of the ongoing COVID-19 global pandemic on our business, operating results, financial condition and liquidity; adverse publicity, harm to our brand, reduced travel demand, potential tort liability and voluntary or mandatory operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally (including inflationary pressures); reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constrains at our hubs or other airports; geopolitical conflict, terrorist attacks or security events (including the continuation of the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and to Tel Aviv as a result of the Israeli-Palestinian military conflict and an escalation of the broader economic consequences of the conflicts beyond their current scope); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, the technology or systems; increasing privacy and data security obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, including our climate goals; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel (including as a result of the Russia-Ukraine military conflict); the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus® financing agreements; the impacts of the phaseout of the London interbank offer rate; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, weather events, infrastructure and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors, and under "Economic and Market Factors" in Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Non-GAAP financial measures such as CASM-ex (which excludes the impact of fuel expense, profit sharing, special charges and third-party expenses), adjusted pre-tax margin (which is calculated as pre-tax margin excluding operating and nonoperating special charges, unrealized (gains) losses on investments, net and debt extinguishment and modification fees), adjusted pre-tax income, adjusted earnings per share and adjusted net income typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or

United Airlines Announces Third-Quarter Financial Results
future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Announces Third-Quarter Financial Results
UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
(In millions, except percentage changes and per share data)	2023	2022		2023	2022
Operating revenue:
Passenger revenue	$13,349	$11,653	14.6	$36,625	$28,830	27.0
Cargo	333	498	(33.1)	1,093	1,699	(35.7)
Other operating revenue	802	726	10.5	2,373	2,026	17.1
Total operating revenue	14,484	12,877	12.5	40,091	32,555	23.1

Operating expense:
Salaries and related costs	3,914	2,843	37.7	10,946	8,466	29.3
Aircraft fuel	3,342	3,755	(11.0)	9,336	9,796	(4.7)
Landing fees and other rent	801	639	25.4	2,283	1,919	19.0
Aircraft maintenance materials and outside repairs	684	619	10.5	2,072	1,553	33.4
Depreciation and amortization	663	610	8.7	1,987	1,832	8.5
Regional capacity purchase	592	596	(0.7)	1,806	1,728	4.5
Distribution expenses	516	482	7.1	1,406	1,101	27.7
Aircraft rent	46	65	(29.2)	151	193	(21.8)
Special charges	29	20	NM	902	124	NM
Other operating expenses	2,158	1,790	20.6	5,989	4,883	22.7
Total operating expense	12,745	11,419	11.6	36,878	31,595	16.7

Operating income	1,739	1,458	19.3	3,213	960	NM

Nonoperating income (expense):
Interest expense	(493)	(455)	8.4	(1,472)	(1,299)	13.3
Interest income	234	104	NM	620	142	NM
Interest capitalized	48	27	77.8	128	73	75.3
Unrealized gains (losses) on investments, net	(54)	28	NM	54	(12)	NM
Miscellaneous, net	11	(9)	NM	73	(4)	NM
Total nonoperating expense, net	(254)	(305)	(16.7)	(597)	(1,100)	(45.7)

Income (loss) before income tax expense (benefit)	1,485	1,153	28.8	2,616	(140)	NM

Income tax expense (benefit)	348	211	64.9	598	(34)	NM
Net income (loss)	$1,137	$942	20.7	$2,018	$(106)	NM

Diluted earnings (loss) per share	$3.42	$2.86	19.6	$6.08	$(0.33)	NM
Diluted weighted average shares	332.4	329.5	0.9	331.8	326.2	1.7

NM-Greater than 100% change or otherwise not meaningful.

United Airlines Announces Third-Quarter Financial Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Information is as follows (in millions, except for percentage changes):

	3Q 2023 Passenger Revenue	Passenger Revenue vs. 3Q 2022	Passenger Revenue per Available Seat Mile ("PRASM") vs. 3Q 2022	Yield vs. 3Q 2022	Available Seat Miles ("ASMs") vs. 3Q 2022	3Q 2023 ASMs	3Q 2023 Revenue Passenger Miles ("RPMs")
Domestic	$7,670	8.7%	(2.1%)	(1.7%)	10.9%	42,345	36,726

Europe	2,931	17.5%	4.9%	7.9%	12.1%	17,500	15,159
Pacific	1,245	92.7%	3.8%	2.9%	85.7%	8,223	6,799
Latin America	1,091	3.6%	(5.9%)	(5.8%)	10.1%	7,245	6,341
Middle East/India/Africa	412	2.2%	(2.5%)	(2.2%)	4.8%	3,035	2,666
International	5,679	23.6%	1.3%	3.2%	22.0%	36,003	30,965

Consolidated	$13,349	14.6%	(1.0%)	0.0%	15.7%	78,348	67,691

Select operating statistics are as follows:

	Three Months Ended September 30,		% Increase/ (Decrease)		Nine Months Ended September 30,		% Increase/ (Decrease)
	2023	2022			2023	2022
Passengers (thousands) (a)	44,381	38,802	14.4		123,148	106,058	16.1
RPMs (millions) (b)	67,691	59,087	14.6		183,764	152,033	20.9
ASMs (millions) (c)	78,348	67,695	15.7		217,606	183,564	18.5
Passenger load factor: (d)
Consolidated	86.4%	87.3%	(0.9)	pts.	84.4%	82.8%	1.6	pts.
Domestic	86.7%	87.0%	(0.3)	pts.	85.0%	85.1%	(0.1)	pts.
International	86.0%	87.6%	(1.6)	pts.	83.8%	79.7%	4.1	pts.
PRASM (cents)	17.04	17.21	(1.0)		16.83	15.71	7.1
Total revenue per available seat mile ("TRASM") (cents)	18.49	19.02	(2.8)		18.42	17.73	3.9
Average yield per RPM (cents) (e)	19.72	19.72	—		19.93	18.96	5.1
Cargo revenue ton miles (millions) (f)	766	733	4.5		2,265	2,276	(0.5)
Aircraft in fleet at end of period	1,335	1,320	1.1		1,335	1,320	1.1
Average stage length (miles) (g)	1,506	1,499	0.5		1,480	1,437	3.0
Employee headcount, as of September 30 (in thousands)	102.0	90.8	12.3		102.0	90.8	12.3
Cost per ASM ("CASM") (cents)	16.27	16.87	(3.6)		16.95	17.21	(1.5)
CASM-ex (cents) (h)	11.51	11.22	2.6		11.94	11.74	1.7
Average aircraft fuel price per gallon	$2.95	$3.81	(22.6)		$2.97	$3.67	(19.1)
Fuel gallons consumed (millions)	1,132	985	14.9		3,146	2,672	17.7
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average stage length equals the average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Announces Third-Quarter Financial Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted EBITDA margin, adjusted EBITDA excluding aircraft rent (adjusted EBITDAR), adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share, CASM-ex, adjusted capital expenditures, adjusted net debt, free cash flow, and free cash flow, net of financings, among others. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See "Cautionary Statement Regarding Forward-Looking Statements" above. The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.
CASM: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and EBITDAR: UAL also reports EBITDA and EBITDAR excluding special charges, nonoperating unrealized (gains) losses on investments, net, nonoperating debt extinguishment and modification fees and nonoperating special termination benefits. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance.
Adjusted Capital Expenditures and Free Cash Flow: UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, net of flight equipment purchase deposit returns, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, operating lease obligations and finance lease obligations, current and noncurrent other financial liabilities and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
	2023	2022		2023	2022
CASM-ex (cents)
CASM (GAAP)	16.27	16.87	(3.6)	16.95	17.21	(1.5)
Fuel expense	4.26	5.55	(23.2)	4.29	5.34	(19.7)
Special charges	0.04	0.03	NM	0.42	0.07	NM
Profit sharing	0.39	0.01	NM	0.24	—	NM
Third-party business expenses	0.07	0.06	16.7	0.06	0.06	—
CASM-ex (Non-GAAP)	11.51	11.22	2.6	11.94	11.74	1.7

United Airlines Announces Third-Quarter Financial Results

UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
Adjusted EBITDA and EBITDAR (in millions)	2023	2022	2023	2022	2023	2022
Net income (loss)	$1,137	$942	$2,018	$(106)	$2,861	$(752)
Adjusted for:
Depreciation and amortization	663	610	1,987	1,832	2,611	2,451
Interest expense, net of capitalized interest and interest income	211	324	724	1,084	1,015	1,484
Income tax (benefit) expense	348	211	598	(34)	885	(233)
Special charges	29	20	902	124	918	180
Nonoperating unrealized (gains) losses on investments, net	54	(28)	(54)	12	(86)	137
Nonoperating debt extinguishment and modification fees	—	—	11	7	11	7
Special termination benefits	—	—	—	—	—	(15)
Adjusted EBITDA	$2,442	$2,079	$6,186	$2,919	$8,215	$3,259
Adjusted EBITDA margin	16.9%	16.1%	15.4%	9.0%	15.7%	8.0%

Adjusted EBITDA	$2,442	$2,079	$6,186	$2,919	$8,215	$3,259
Aircraft rent	46	65	151	193	210	256
Adjusted EBITDAR	$2,488	$2,144	$6,337	$3,112	$8,425	$3,515

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted Capital Expenditures (in millions)	2023	2022	2023	2022
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$1,842	$1,328	$5,105	$2,280
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	118	—	677	—
Adjusted capital expenditures (Non-GAAP)	$1,960	$1,328	$5,782	$2,280

Free Cash Flow (in millions)
Net cash provided by operating activities (GAAP)	$880	$741	$7,821	$4,908
Less capital expenditures, net of flight equipment purchase deposit returns	1,842	1,328	5,105	2,280
Free cash flow, net of financings (Non-GAAP)	$(962)	$(587)	$2,716	$2,628

Net cash provided by operating activities (GAAP)	$880	$741	$7,821	$4,908
Less adjusted capital expenditures (Non-GAAP)	1,960	1,328	5,782	2,280
Less aircraft operating lease additions	—	—	—	4
Free cash flow (Non-GAAP)	$(1,080)	$(587)	$2,039	$2,624

	September 30,		Increase/ (Decrease)
Adjusted total debt and Adjusted net debt (in millions)	2023	2022
Debt - current and noncurrent (GAAP)	$29,581	$31,445	$(1,864)
Operating lease obligations - current and noncurrent	5,091	5,349	(258)
Finance lease obligations - current and noncurrent	342	184	158
Pension and postretirement liabilities - noncurrent	1,421	2,894	(1,473)
Other financial liabilities - current and noncurrent	1,692	1,398	294
Adjusted total debt (Non-GAAP)	$38,127	$41,270	(3,143)
Less: Cash and cash equivalents	$7,478	$11,258	(3,780)
Short-term investments	9,608	7,437	2,171
Adjusted net debt	$21,041	$22,575	(1,534)
Adjusted net debt divided by twelve months ended September 30 adjusted EBITDAR	2.5	6.4

United Airlines Announces Third-Quarter Financial Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
(in millions, except percentage changes and per share data)	2023	2022		2023	2022
Operating expenses (GAAP)	$12,745	$11,419	11.6	$36,878	$31,595	16.7
Special charges	29	20	NM	902	124	NM
Operating expenses, excluding special charges	12,716	11,399	11.6	35,976	31,471	14.3
Adjusted to exclude:
Fuel expense	3,342	3,755	(11.0)	9,336	9,796	(4.7)
Profit sharing	301	8	NM	521	8	NM
Third-party business expenses	52	40	30.0	139	110	26.4
Adjusted operating expenses (Non-GAAP)	$9,021	$7,596	18.8	$25,980	$21,557	20.5

Operating income (GAAP)	$1,739	$1,458	19.3	$3,213	$960	NM
Special charges	29	20	NM	902	124	NM
Adjusted operating income (Non-GAAP)	$1,768	$1,478	19.6	$4,115	$1,084	NM

Operating margin	12.0%	11.3%	0.7 pts	8.0%	2.9%	5.1 pts
Adjusted operating margin (Non-GAAP)	12.2%	11.5%	0.7 pts	10.3%	3.3%	7.0 pts

Pre-tax income (loss) (GAAP)	$1,485	$1,153	28.8	$2,616	$(140)	NM
Adjusted to exclude:
Special charges	29	20	NM	902	124	NM
Unrealized (gains) losses on investments, net	54	(28)	NM	(54)	12	NM
Debt extinguishment and modification fees	—	—	NM	11	7	NM
Adjusted pre-tax income (Non-GAAP)	$1,568	$1,145	36.9	$3,475	$3	NM

Pre-tax margin	10.3%	9.0%	1.3 pts.	6.5%	(0.4)%	6.9 pts.
Adjusted pre-tax margin (Non-GAAP)	10.8%	8.9%	1.9 pts.	8.7%	—%	8.7 pts.

Net income (loss) (GAAP)	$1,137	$942	20.7	$2,018	$(106)	NM
Adjusted to exclude:
Special charges	29	20	NM	902	124	NM
Unrealized (gains) losses on investments, net	54	(28)	NM	(54)	12	NM
Debt extinguishment and modification fees	—	—	NM	11	7	NM
Income tax benefit on adjustments, net	(7)	(7)	NM	(204)	(17)	NM
Adjusted net income (Non-GAAP)	$1,213	$927	30.9	$2,673	$20	NM

Diluted earnings (loss) per share (GAAP)	$3.42	$2.86	19.6	$6.08	$(0.33)	NM
Adjusted to exclude:
Special charges	0.09	0.06	NM	2.72	0.38	NM
Unrealized (gains) losses on investments, net	0.16	(0.09)	NM	(0.16)	0.03	NM
Debt extinguishment and modification fees	—	—	NM	0.03	0.02	NM
Income tax benefit on adjustments, net	(0.02)	(0.02)	NM	(0.61)	(0.05)	NM
Dilutive share impact	—	—	NM	—	0.01	NM
Adjusted diluted earnings per share (Non-GAAP)	$3.65	$2.81	29.9	$8.06	$0.06	NM

United Airlines Announces Third-Quarter Financial Results
UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$7,478	$7,166
Short-term investments	9,608	9,248
Restricted cash	392	45
Receivables, less allowance for credit losses (2023 — $14; 2022 — $11)	2,193	1,801
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2023 — $665; 2022 — $610)	1,513	1,109
Prepaid expenses and other	728	689
Total current assets	21,912	20,058

Total operating property and equipment, net	38,360	34,448
Operating lease right-of-use assets	3,975	3,889
Other assets:
Goodwill	4,527	4,527
Intangibles, less accumulated amortization (2023 — $1,486; 2022 — $1,472)	2,735	2,762
Restricted cash	240	210
Deferred income taxes	—	91
Investments in affiliates and other, less allowance for credit losses (2023 — $27; 2022 — $21)	1,404	1,373
Total other assets	8,906	8,963
Total assets	$73,153	$67,358

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,206	$3,395
Accrued salaries and benefits	3,815	1,971
Advance ticket sales	8,392	7,555
Frequent flyer deferred revenue	2,969	2,693
Current maturities of long-term debt	3,649	2,911
Current maturities of operating leases	598	561
Current maturities of finance leases	271	104
Current maturities of other financial liabilities	44	23
Other	812	779
Total current liabilities	24,756	19,992
Long-term liabilities and deferred credits:
Long-term debt	25,932	28,283
Long-term obligations under operating leases	4,493	4,459
Long-term obligations under finance leases	71	115
Frequent flyer deferred revenue	4,107	3,982
Pension liability	800	747
Postretirement benefit liability	621	671
Deferred income taxes	472	—
Other financial liabilities	1,648	844
Other	1,400	1,369
Total long-term liabilities and deferred credits	39,544	40,470
Total stockholders' equity	8,853	6,896
Total liabilities and stockholders' equity	$73,153	$67,358

United Airlines Announces Third-Quarter Financial Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net cash provided by operating activities	$7,821	$4,908

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(5,105)	(2,280)
Purchases of short-term and other investments	(8,875)	(8,384)
Proceeds from sale of short-term and other investments	8,614	1,061
Proceeds from sale of property and equipment	20	184
Other, net	(17)	(23)
Net cash used in investing activities	(5,363)	(9,442)

Cash Flows from Financing Activities:
Proceeds from issuance of debt and other financing liabilities, net of discounts and fees	1,685	210
Payments of long-term debt, finance leases and other financing liabilities	(3,423)	(2,605)
Other, net	(31)	(77)
Net cash used in financing activities	(1,769)	(2,472)
Net increase (decrease) in cash, cash equivalents and restricted cash	689	(7,006)
Cash, cash equivalents and restricted cash at beginning of the period	7,421	18,533
Cash, cash equivalents and restricted cash at end of the period	$8,110	$11,527

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$677	$—
Right-of-use assets acquired through operating leases	470	98
Lease modifications and lease conversions	438	61
Investment interests received in exchange for goods and services	25	93

United Airlines Announces Third-Quarter Financial Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges and unrealized gains on investments, net include the following

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
Operating:
Labor contract ratification bonuses	$1	$—	$814	$—
(Gains) losses on sale of assets and other special charges	28	20	88	124
Total operating special charges	29	20	902	124

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	54	(28)	(54)	12
Nonoperating debt extinguishment and modification fees	—	—	11	7
Total nonoperating special charges and unrealized (gains) losses on investments, net	54	(28)	(43)	19
Total operating and nonoperating special charges and unrealized (gains) losses on investments, net	83	(8)	859	143
Income tax benefit, net of valuation allowance	(7)	(7)	(204)	(17)
Total operating and non-operating special charges and unrealized (gains) losses on investments, net of income taxes	$76	$(15)	$655	$126
Labor contract ratification bonuses: During the nine months ended September 30, 2023, the company recorded $814 million of expense associated with the agreements with the Air Line Pilots Association, the International Association of Machinists & Aerospace Workers and other work groups.
(Gains) losses on sale of assets and other special charges: During the three and nine months ended September 30, 2023, the company recorded $28 million and $88 million, respectively, of net charges primarily comprised of reserves for various legal matters, accelerated depreciation related to certain of the company's assets that will be retired early, an impairment of flight training equipment that is being sold and other gains and losses on the sale of assets.
During the three and nine months ended September 30, 2022, the company recorded $20 million and $124 million, respectively, of net charges primarily comprised of $94 million for various legal matters.
Nonoperating unrealized (gains) losses on investments, net: All amounts represent changes to the market value of equity investments.
Nonoperating debt extinguishment and modification fees: During the nine months ended September 30, 2023, the company recorded $11 million of charges primarily related to the prepayment of $1.0 billion of the outstanding principal amount under a 2021 term loan facility.
During the nine months ended September 30, 2022, the company recorded $7 million of charges primarily related to the early redemption of $400 million of the outstanding principal amount of its 4.25% senior notes due 2022.
Effective tax rate:
The company's effective tax rates were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Effective tax rate	23.4%	18.3%	22.9%	24.3%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items.

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